Exhibit 99.1

Contact Information: Investor Relations +1 (770) 495-5100 investor-relations@roperind.com	Roper Industries, Inc.

FOR IMMEDIATE RELEASE

Roper Industries Announces Record First Quarter Results

Sales, Profits and Cash Flow All Up Sharply

Duluth, Georgia, April 27, 2006 ... Roper Industries, Inc. (NYSE: ROP) reported record results for its first quarter ended March 31, 2006. Diluted earnings per share (DEPS) were $0.42, an increase of 31% over the comparable period in the prior year. Current year results include the effects from implementation of SFAS 123R and related equity compensation costs, as well as dilution from the Company’s senior subordinated convertible notes. Net sales were up 15% to $383 million, which included 10% internal growth and (2%) foreign currency impact. Operating cash flow increased 48% to $57 million and net earnings grew 35% to $38 million. Net orders increased 19% over prior year levels to $393 million.

“We are successfully executing all elements of our strategy,” said Brian Jellison, Roper’s Chairman, President and CEO. “Our continued focus on cash flow produced positive results, with operating cash flow of 152% of net earnings. Our recent acquisitions performed as expected in the quarter, and we completed the integration of Medtec and Civco into a single medical platform. Many of our other businesses reported strong internal sales growth, including greater than 20% in our imaging segment. Strong sales growth contributed to the 210 basis point expansion in operating margins to 17.6%.”

The Company also reported first quarter EBITDA of $86 million, or 22.6% of sales, 180 basis points higher than the first quarter of the previous year. Net working capital was driven down 300 basis points to 14.9% of first quarter 2006 sales. Net debt (debt minus cash) was reduced to 38% of total net capitalization and represents 2.3 times twelve month trailing EBITDA.

Mr. Jellison commented, “Our operating performance is strong and improving, and we have excellent cash flow momentum. We have consolidated the number of our reporting segments from five to four, reflecting the continued implementation of our market-focus strategy. Our acquisition pipeline is exciting. Further, we continue to improve our capabilities, including the addition of John Humphrey as our CFO. We expect strong performance throughout the remainder of the year.”

As a result of its strong first quarter performance, Roper is increasing its full year DEPS guidance from $1.95-$2.07 to $1.98-$2.08, and establishing second quarter DEPS guidance of $0.49-$0.51. The Company expects full year EBITDA in excess of $390 million and operating cash flow of $280 million or more. The Company’s guidance does not include benefits from future acquisitions or the dilutive effects resulting from the Company’s convertible notes.

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Historical financial information reflecting the Company’s new segment reporting structure will be made available on the Company’s web site at www.roperind.com.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, April 28, 2006. The call can be accessed via webcast or by dialing (877) 502-9274 or +1 (913) 981-5584, using access code 4507253. Webcast information and conference call materials will be made available in the “Investor” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 4507253.

Table 1: EBITDA (Millions)

	Q1 2005	Q1 2006	TTM Q1 2006
Net Earnings	$28	$38	$163
Add: Interest Expense	10	11	44
Add: Income Taxes	13	19	73
Add: Depreciation and Amortization	18	19	73
Rounding	1	(1)	(1)

EBITDA	70	86	352

Table 2: Net Debt-to-Net Capital Ratio (Millions)

Q1 2006
Total Debt	$865
Less: Cash	(67)

Equals: Net Debt	798
Add: Shareholders’ Equity	1,299

Equals: Net Capital	$2,097

Net Debt Divided by Net Capital	38.0%

About Roper Industries

Roper Industries is a market-driven, diversified growth company with annual revenues of $1.5 billion, and is a component of the S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not

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guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in thousands)

	March 31, 2006	December 31, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$67,157	$53,116
Accounts receivable	250,853	257,210
Inventories	140,930	131,838
Deferred taxes	19,521	19,145
Other current assets	37,015	36,898

Total current assets	515,476	498,207

PROPERTY, PLANT AND EQUIPMENT, NET	100,621	97,462

OTHER ASSETS:
Goodwill	1,356,225	1,353,712
Other intangible assets, net	490,537	501,365
Deferred taxes	23,097	25,852
Other assets	47,549	45,708

Total other assets	1,917,408	1,926,637

TOTAL ASSETS	$2,533,505	$2,522,306

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$79,995	$71,693
Accrued liabilities	119,174	142,835
Income taxes payable	18,591	14,718
Deferred taxes	3,066	3,066
Current portion of long-term debt	277,467	273,313

Total current liabilities	498,293	505,625

NONCURRENT LIABILITIES:
Long-term debt	587,308	620,958
Deferred taxes	126,756	124,202
Other liabilities	22,177	21,733

Total liabilities	1,234,534	1,272,518

STOCKHOLDERS’ EQUITY:
Common stock	891	883
Additional paid-in capital	683,188	670,322
Retained earnings	582,187	549,603
Accumulated other comprehensive earnings	55,345	51,731
Treasury stock	(22,640)	(22,751)

Total stockholders’ equity	1,298,971	1,249,788

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,533,505	$2,522,306

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (unaudited)

(Amounts in thousands, except per share data)

	Three months ended March 31,
	2006	2005
Net sales	$382,723	$333,837
Cost of sales	190,326	171,213

Gross profit	192,397	162,624

Selling, general and administrative expenses	124,921	110,760

Income from operations	67,476	51,864

Interest expense	10,799	10,377
Other income/(expense)	(128)	12

Earnings from continuing operations before income taxes	56,549	41,499

Income taxes	18,863	13,488

Net Earnings	$37,686	$28,011

Earnings per share:
Basic	$0.44	$0.33
Diluted	$0.42	$0.32

Weighted average common and common equivalent shares outstanding:
Basic	86,061	84,922
Diluted	89,711	86,314

Roper Industries, Inc. and Subsidiaries

Selected Segment Financial Data (unaudited)

(Amounts in thousands and percents of net sales)

	Three months ended March 31,
	2006		2005
	Amount	%	Amount	%
Net sales:
Industrial Technology	$124,797		$118,444
Energy Systems & Controls	68,709		71,438
Scientific & Industrial Imaging	80,778		51,684
RF Technology	108,439		92,271

Total	$382,723		$333,837

Gross profit:
Industrial Technology	$60,858	48.8%	$56,024	47.3%
Energy Systems & Controls	36,023	52.4%	36,572	51.2%
Scientific & Industrial Imaging	44,496	55.1%	28,861	55.8%
RF Technology	51,020	47.0%	41,167	44.6%

Total	$192,397	50.3%	$162,624	48.7%

Operating profit*:
Industrial Technology	$27,568	22.1%	$23,348	19.7%
Energy Systems & Controls	14,932	21.7%	14,869	20.8%
Scientific & Industrial Imaging	15,844	19.6%	8,661	16.8%
RF Technology	18,428	17.0%	11,173	12.1%

Total	$76,772	20.1%	$58,051	17.4%

Net Orders:
Industrial Technology	$135,003		$124,845
Energy Systems & Controls	64,419		70,468
Scientific & Industrial Imaging	80,075		52,574
RF Technology	113,106		83,285

Total	$392,603		$331,172

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $9,296 and $6,187 for the three months ended March 31, 2006 and 2005, respectively.

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands)

	Three months ended March 31,
	2006	2005
Net earnings	$37,686	$28,011
Depreciation	6,624	7,429
Amortization	12,385	10,299
Other, net	635	(7,116)

Cash provided by operating activities	57,330	38,623

Business acquisitions, net of cash acquired	(5,838)	(52,523)
Capital expenditures	(9,772)	(5,062)
Other, net	(910)	(968)

Cash used by investing activities	(16,520)	(58,553)

Debt borrowings (payments), net	(30,510)	(8,407)
Dividends	(5,046)	(4,507)
Other, net	8,379	4,299

Cash used by financing activities	(27,177)	(8,615)

Effect of exchange rate changes on cash	408	(2,649)

Net increase in cash and equivalents	14,041	(31,194)
Cash and equivalents, beginning of period	53,116	129,419

Cash and equivalents, end of period	$67,157	$98,225